Exhibit 99.2

Lionbridge Completes Acquisition of India-Based Mentorix

September 18, 2003

WALTHAM, Mass., Sept. 18 /PRNewswire-FirstCall/ — Lionbridge Technologies, Inc. LIOX, a leading provider of globalization and testing services, today announced the completion of its acquisition of Mumbai, India-based Mentorix, for approximately $21 million, net of cash acquired with the business. Mentorix is a premier provider of outsourced e-learning content development, program management and application development and maintenance solutions.

Lionbridge expects to continue its track record of rapidly integrating acquisitions and leveraging core capabilities to expand Lionbridge opportunities with new and existing customers. With a strong base of contracted, long-term customers and more than 700 employees, Mentorix will expand Lionbridge’s global service delivery model for the development, deployment and maintenance of clients’ global content and technology.

“Mentorix fits perfectly our strategy of acquiring a strong, well- established operation in India. It generates immediate value and presents new long term growth opportunities for Lionbridge,” said Rory Cowan, CEO, Lionbridge. “We see this acquisition as an opportunity to leverage our global scale and proven expertise at the intersection of code and content.”

About Lionbridge

Lionbridge Technologies, Inc. is a leading provider of globalization and testing services that enable Global 2000 organizations to confidently and cost effectively deliver products and content worldwide. Lionbridge leverages its global infrastructure and advanced language technologies to provide multilingual content management, localization, testing and development services that speed adoption, increase utilization and reduce maintenance costs of global applications and content. Based in Waltham, Mass., Lionbridge maintains facilities in Ireland, The Netherlands, France, Germany, China, South Korea, Japan, Brazil, and the United States and provides services under the Lionbridge and VeriTest brands. To learn more, visit www.lionbridge.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Lionbridge’s actual experiences, actions, financial and operating results may differ materially from those discussed in the forward- looking statements. Factors that might cause such a difference include the termination of customer contracts prior to the end of their term; Lionbridge’s dependence on clients’ product releases and production schedules to generate revenues; the loss of a major client or customer; the impact of foreign currency fluctuations on its operating results and profitability; the size, timing and recognition of revenue from major clients; customer delays or postponements of services; costs associated with restructuring of certain European operations; risks associated with management of growth; the failure to keep pace with the rapidly changing requirements of its clients; Lionbridge’s ability to attract and retain key personnel; costs associated with and consequential to the acquisition and integration of Mentorix and benefits realized from the acquisition; Lionbridge being held liable for defects or errors in its service offerings; political, economic and business fluctuations, including the impact of diseases, in international markets; as well as risks of additional downturns in conditions generally, and in the information technology and software industries specifically, and risks associated with competition and competitive pricing pressures; and Lionbridge’s ability to forecast revenue and operating results. For a more detailed description of the risk factors associated with Lionbridge, please refer to Lionbridge’s Registration Statements on Form S-3 filed with the Securities and Exchange Commission on July 1, 2003 and August 7, 2003 (File No. 333-106693 and File No. 107753), its Annual Report on Form 10-K, filed March 31, 2003 (SEC File No. 000-26933) and its quarterly report on Form 10-Q filed on August 14, 2003.